Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 to the reference of our firm under the caption “Experts” and to the incorporation by reference of our report dated March 4, 2020, with respect to the financial statements of New Fortress Energy LLC, incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-236921) and related Prospectus for the registration of Class A Common Stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 15, 2020